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                                                                     Exhibit 5.1


                        (PALMER & DODGE LLP LETTERHEAD)

December 2, 2004


Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808

      We are rendering this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Lamar Advertising Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the proposed issuance of a number of shares of the Company's Class A common stock, $0.001 par value (the "Class A Stock"), having an aggregate market value (based on a valuation to be determined prior to the time of issuance in accordance with the provisions of the Merger Agreement we refer to below) of $43,313,718 (the "Merger Shares"). The Merger Shares are to be issued in connection with the merger of Obie Media Corporation ("Obie") with and into OMC Acquisition Corporation, a wholly owned subsidiary of the Company, pursuant to an Agreement and Plan of Merger dated as of September 17, 2004 (the "Agreement") among the Company, OMC Acquisition Corporation and Obie. We understand that the Merger Shares are to be offered and sold in the manner described in the Registration Statement.

      We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Merger Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

      The Company has the authority pursuant to its Amended and Restated Certificate of Incorporation as of the date hereof to issue up to 175,000,000 shares of Class A Stock and, for the purposes of this opinion, we have assumed that the number of Merger Shares to be issued pursuant to the Registration Statement, together with the number of shares of Class A Stock outstanding at the time of issuance of the Merger Shares, will not exceed such number of authorized shares of Class A Stock.

      Based upon the foregoing, we are of the opinion that upon issuance in accordance with the Agreement, the Merger Shares will be duly authorized, validly issued, fully paid and nonassessable.

      The foregoing opinion is limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal law of the United States.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters" in the prospectus filed as part thereof.

                                Very truly yours,

                                /s/ Palmer & Dodge LLP

                                PALMER & DODGE LLP